Exhibit 99.2
Jounce Therapeutics Reports Results from Phase 2 Randomized SELECT Trial Testing 2 Different Doses of Vopratelimab in TISvopra Biomarker-Selected Patients

- SELECT trial of vopratelimab in combination with pimivalimab versus pimivalimab alone did not meet its primary endpoint of mean tumor change averaged over 9 and 18 weeks -

- Encouraging trends in improved mean tumor change over 9 and 18 weeks, and secondary endpoints of overall response rate (ORR) and progression free survival (PFS) were observed in the low dose vopratelimab arm in combination with pimivalimab compared to pimivalimab alone -

- Pimivalimab monotherapy continues to demonstrate safety and clinical activity -

CAMBRIDGE, Mass., August 30, 2022 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported top line data from the randomized Phase 2 SELECT trial evaluating vopratelimab (vopra), Jounce’s inducible costimulator (ICOS) agonist, in combination with pimivalimab (pimi) versus pimivalimab alone in immunotherapy naïve, TISvopra biomarker-selected, second line non-small cell lung cancer (NSCLC) patients. The trial tested two pulsatile and differentiated doses of vopra in the combination groups against pimi monotherapy, using as the primary endpoint the mean percent change from baseline in tumor size in all measurable lesions, averaged over 9 and 18 weeks as assessed by central independent radiology review. As the study was powered to detect a 20% absolute difference of the pooled combo doses compared to pimi monotherapy, and the actual difference was 7%, SELECT did not meet its primary endpoint. In the combination dose cohort with the lowest dose of vopra (0.03mg/kg), interesting trends were observed in both the primary endpoint, with an absolute mean change of 15%, and in the prespecified secondary endpoints of overall response rate (ORR), which was 40% compared to 25% in pimi alone, and landmark six month progression free survival (PFS) of 80% compared to 33% with pimi alone. Consistent with these clinical outcomes, recent mechanistic data in primary human immune cells in vitro supports shorter duration pulsatile dosing of ICOS agonism, with general implications for T cell agonist dosing. Data from SELECT is summarized as follows:

	JTX-4014 (pimi) (N=36)	Pooled pimi + vopra doses (N=33)	pimi + vopra 0.1 mg/kg (N=18)	pimi + vopra 0.03 mg/kg (N=15)
Primary Endpoint, mean % change from baseline[1] (95% CI)	7.33 (-12.46, 27.12)	0.23 (-20.10, 20.56)	8.35 (-19.94, 36.65)	-7.89 (-37.15, 21.37)
Difference in primary endpoint between combo and pimi monotherapy, absolute %[1] (95% CI)	NA	-7.10 (-35.42, 21.22)	1.02 (-33.46, 35.51)	-15.22 (-50.51,20.06)
Complete Response (CR), n (%)	1 (2.8)	1 (3.0)	0	1 (6.7)
Partial Response (PR), n (%)	8 (22.2)	8 (24.2)	3 (16.7)	5 (33.3)
Stable Disease (SD), n (%)	13 (36.1)	15 (45.5)	8 (44.4)	7 (46.7)
Progressive Disease (PD), n (%)	10 (27.8)	6 (18.2)	5 (27.8)	1 (6.7)
Not Reported / Not Evaluable / Early Termination, n (%)	4 (11.1)	3 (9.1)	2 (11.1)	1 (6.7)
Overall Response Rate (ORR), n (%)	9 (25.0)	9 (27.3)	3 (16.7)	6 (40.0)
Disease Control Rate (DCR), n (%)[2]	22 (61.1)	24 (72.7)	11 (61.1)	13 (86.7)
Landmark 6 month Progression Free Survival[3] (PFS), % (95% CI)	33 (16,50)	54 (35, 69)	29 (10, 52)	80 (50, 93)
Data cutoff: July 7, 2022, central radiology review
 [1] Means, 95% CIs, difference between means, 95% CIs of difference are based on a mixed-model repeated measures (MMRM) analysis; [2] best overall response of CR, PR, or SD (duration of at least 9 weeks); [3] landmark PFS data is mature only for the 0.03 mg/kg cohort; CI: confidence interval;

Safety and Biomarkers
Vopra continued to be well tolerated, and the frequency and types of adverse events in the combination cohorts were comparable to those in the pimi monotherapy cohort. Most adverse events were mild to moderate, and there were few treatment related serious adverse events.

Target engagement achieved the expected pulsatile patterns, with the 0.03 mg/kg dose providing a shorter duration of receptor occupancy compared to the 0.1 mg/kg dose. There was no association found between baseline PD-L1 score and overall response rate, suggesting that TISvopra may be used to select patients for potential benefit from PD-1 containing therapy independently of PD-L1 score. The distribution of PD-L1 scores within the TISvopra positive patients was similar to what would be expected for an unselected patient population.

“The team did an outstanding job executing on a complex biomarker selected trial impacted by both the pandemic and the war in Ukraine. Although we are intrigued by the preliminary efficacy trends, particularly the landmark PFS and ORR in the lower vopra dose combination arm, the SELECT results do not support moving into registration studies as had been our previous goal. We will re-evaluate the vopra program in the context of our broader pipeline in the coming months,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We continue to be pleased with pimi’s activity, which supports its continued use in our ongoing and future combination trials. We plan to submit a clinical abstract to present the entire SELECT study, including more mature data, at the ESMO Immuno-Oncology Congress in December 2022. We remain focused on our mission of delivering meaningful and long-lasting benefit to cancer patients through the discovery and pursuit of therapies that target new mechanisms of immune suppression across different types of immune cells, and bringing the right immunotherapies to the right patients.”

About Pimivalimab

Pimivalimab (formerly JTX-4014) is a well-characterized fully human IgG4 monoclonal antibody designed to block binding to PD-L1 and PD-L2. Pimivalimab demonstrated a 17% durable overall response rate in a Phase 1 trial of 18 heavily pre-treated PD-(L)1 inhibitor naïve patients, which excluded all tumor types for which PD-(L)1 inhibitors were approved. In this Phase 1 trial, pimivalimab was shown to have an acceptable safety profile. Pimivalimab is currently being assessed in the INNATE Phase 1 trial (NCT04669899) in combination with JTX-8064, a LILRB2 (ILT4) inhibitor. Pimivalimab is also being assessed in the SELECT Phase 2 clinical trial (NCT04549025) in combination with vopratelimab.

About Vopratelimab

Vopratelimab is a clinical-stage monoclonal antibody that binds to and activates ICOS, the Inducible T cell CO-Stimulator, a protein on the surface of certain T cells commonly found in many solid tumors. Vopratelimab is being assessed in the SELECT Phase 2 clinical trial (NCT04549025) in combination with Jounce’s internal investigational PD-1 inhibitor, pimivalimab (formerly JTX-4014), compared to pimivalimab alone. The SELECT trial completed enrollment of 69 immunotherapy naïve NSCLC patients who have been pre-selected with the TISvopra predictive biomarker, an 18 gene RNA tumor inflammation signature which predicted the emergence of ICOS hi CD4 T cells and clinical benefit in the ICONIC trial of vopratelimab alone and in combination with a PD-1 inhibitor. SELECT is powered to demonstrate the statistical superiority of the combination of vopratelimab plus pimivalimab compared to pimivalimab.

About Jounce Therapeutics

Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s highest priority program, JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state in preclinical studies. JTX-8064 is being investigated alone and in combination with pimivalimab (formerly JTX-4014), Jounce’s internal PD-1 inhibitor, in one monotherapy and seven indication-specific combination therapy cohorts in the Phase 1/2 INNATE trial and is currently enrolling patients with advanced solid tumors in the Phase 2 portion of the study. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. Pimivalimab is a PD-1 inhibitor intended for combination use in the INNATE and SELECT trials and with Jounce’s broader pipeline. Additionally, Jounce exclusively licensed worldwide rights to GS-1811 (formerly JTX-1811), a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements

Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding the timing, initiation or expansion, progress, results of and release of data from clinical trials of Jounce’s product candidates, including vopratelimab and pimivalimab and the timing of presentation of clinical data may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “trend,” “expect,” “will,” “intend,” “plan,” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; risks that the COVID-19 pandemic may disrupt Jounce’s business and/or the global healthcare system more severely than anticipated, which may have the effect of delaying enrollment and completion of Jounce’s ongoing clinical trials, or delaying timelines or data disclosures and regulatory submissions for its product candidates; risks that the invasion of Ukraine and political unrest in the surrounding region may disrupt clinical trial activities, which may adversely affect the completion of Jounce’s ongoing clinical trials, or delay timelines or data disclosures; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; management of Jounce’s supply chain for the delivery of drug product and materials for use in clinical trials and research and development activities; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; abstract submissions and acceptance, or lack thereof, related to Jounce’s clinical programs; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contact:
Eric Laub
Jounce Therapeutics, Inc.
+1-857-259-3853
elaub@jouncetx.com